EXHIBIT 15.3
June 29th, 2010
Tongjitang Chinese Medicines Company
5th Floor, Block B
Baiying Medical Device Park
Nanhai Avenue South, Nanshan District
Shenzhen, 518067 Guangdong Province
P. R. China
Dear Sirs,
We hereby consent to the reference to our firm under the heading “Item 3. Key Information — D. Risk Factors” in the annual report on Form 20-F for the fiscal year ended December 31, 2009 of Tongjitang Chinese Medicines Company (the “Annual Report”) to be filed with the Securities and Exchange Commission in the month of June 2010. We also consent to the filing with the Securities and Exchange Commission of this consent letter as an exhibit to the Annual Report.
Yours faithfully,
/s/ Global Law Office
Global Law Office